Exhibit 4.1

EXECUTION COPY

AMENDMENT NO. 1 TO

SHAREHOLDER RIGHTS PLAN

THIS AMENDMENT NO. 1 TO SHAREHOLDER RIGHTS PLAN (this “Amendment”) dated as of September 6, 2011, between Synovus Financial Corp., a Georgia corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability trust company (“AST”), as rights agent (the “Rights Agent”). Capitalized terms used in this Amendment and not otherwise defined shall have the meanings assigned to such terms in the Rights Plan (as defined below).

WHEREAS, the Company is a party to that certain Shareholder Rights Plan dated as of April 26, 2010 (the “Rights Plan”) between Synovus and Mellon Investor Services, LLC (the “Original Rights Agent”);

WHEREAS, pursuant to Section 18 of the Rights Plan, the Company has removed the Original Rights Agent, effective as of the date hereof;

WHEREAS, the Company desires to appoint AST as successor Rights Agent under the Rights Plan, effective as of the date hereof;

NOW, THEREFORE, in consideration of the mutual promises made herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Rights Agent, intending to be legally bound, hereby agree as follows:

1. Appointment of Successor Rights Agent. The Company hereby appoints AST to act as Rights Agent for the Company (and to replace the Original Rights Agent) in accordance with the express terms and conditions of the Rights Plan, effective as of the date hereof, and AST hereby accepts such appointment.

2. Amendments To Rights Plan.

2.1 Section 22 of the Rights Plan is amended and restated in its entirety to read as follows:

“SECTION 22. Notices. Except as set forth below, all notices, requests and other communications to any party hereunder and to the holder of any Right shall be in writing (including facsimile transmission) unless otherwise expressly specified herein. Notices or demands authorized by this Rights Plan to be given or made to or on the Company or (subject to Section 18) the Rights Agent shall be sufficiently given or made if sent by overnight delivery service or registered or certified mail (postage prepaid) to the addresses set forth below (or such other address as such party specifies in writing to the other party) or by facsimile transmission to the numbers set forth below (or such other number as such party specifies in writing to the other party):

if to the Company, to:

Synovus Financial Corp.

1111 Bay Avenue, Suite 500

Columbus, GA 31901

Attention: General Counsel Telephone: (706) 644-4982

Facsimile: (706) 644-1957

with a copy to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention: William L. Taylor

Telephone: (212) 450-4133

Facsimile: (212) 701-5800

if to the Rights Agent, to:

American Stock Transfer & Trust Company, LLC

16633 N. Dallas Parkway, Suite 600

Dallas, TX 75001

Attention: Barbara Robbins, Relationship Manager

Telephone: (972) 588-1889

Facsimile: (972) 588-1890

with a copy to:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Attention: General Counsel

Telephone: (718) 921-8200

Facsimile: (718) 331-1852

Except as otherwise expressly set forth in this Rights Plan, notices or demands authorized by this Rights Plan to be given or made by the Company or the Rights Agent to the holder of any Right Certificate or any certificate representing Common Stock is sufficiently given or made if sent by first class mail (postage prepaid) to each record holder of such Certificate or certificate at the address of such holder shown on the registry books of the Company. Notwithstanding anything in this Rights

Plan to the contrary, prior to a Distribution Date a public filing by the Company with the Securities and Exchange Commission shall constitute sufficient notice to the holders of securities of the Company, including the Rights, for purposes of this Rights Plan and no other notice need be given to such holders.”

2.2 All references to “Mellon Investor Services LLC, as Rights Agent” in the Rights Plan, including Exhibit C (Form of Right Certificate) thereto, are amended to replace each such reference to “Mellon Investor Services, LLC” with “American Stock Transfer & Trust, LLC”.

2.3 The parenthetical in the first paragraph of Exhibit C to the Rights Plan that reads “(upon the terms and subject to the conditions set forth in the Rights Plan dated as of April 26, 2010 (the “Rights Plan”) between Synovus Financial Corp., a Georgia corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company (the “Rights Agent”))” is amended to read as follows: “(upon the terms and subject to the conditions set forth in the Shareholder Rights Plan dated as of April 26, 2010, as amended (the “Rights Plan”), between Synovus Financial Corp., a Georgia corporation (the “Company”), and American Stock Transfer & Trust Company, LLC, a New York limited liability company (the “Rights Agent”))”.

3. Benefits of this Amendment. Nothing in this Amendment shall be construed to give to any Person other than the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Common Stock and, in the case of uncertificated shares, shares of Common Stock in book-entry form) any legal or equitable right, remedy or claim under this Amendment; but this Amendment shall be for the sole and exclusive benefit of the Company, the Rights Agent and the registered holders of the Right Certificates (and, prior to a Distribution Date, the certificates representing Common Stock and, in the case of uncertificated shares, shares of Common Stock in book-entry form).

4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Georgia and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions, regarding the rights, duties, obligations and liabilities of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

5. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument and shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto.

6. Effect of Amendment. Except as expressly modified by the Amendment, the Rights Plan and its exhibits shall remain in full force and effect. References in the Rights Plan to the “Rights Plan” (and related terms) shall (if they do not already contemplate and include amendments to the original Rights Plan) hereafter refer to the Rights Plan as amended hereby.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers as of the day and year first above written.

SYNOVUS FINANCIAL CORP.

By:	/s/ Thomas J. Prescott
	Name:	Thomas J. Prescott
	Title:	Executive Vice President and Chief Financial Officer

AMERICAN STOCK TRANSFER & TRUST COMPANY, LLC

By:	/s/ Thomas G. Kies
	Name:	Thomas G. Kies
	Title:	Executive Vice President